Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,970,372 additional shares of common stock to be available for issuance under the 2010 Stock Incentive Plan, as restated, of RealD Inc. of our reports dated June 6, 2013, with respect to the consolidated financial statements and schedule of RealD Inc. and the effectiveness of internal control over financial reporting of RealD Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Los Angeles, California
June 3, 2014